Exhibit 99.1

News Release

Contact information:	5601 Minnesota Drive
Rich Stoebe 952.830.3250	Suite 400
Minneapolis, MN 55437
www.jostens.com

Jostens to produce all rings at Denton, Texas location

Attleboro, Massachusetts facility to close

MINNEAPOLIS, December 4, 2007 - Jostens today announced the decision to consolidate its ring manufacturing operations in order to take advantage of scale, enhanced technologies and improve workflow efficiencies. As a result of the decision, Jostens will make investments in the Denton, Texas jewelry manufacturing operations and discontinue operations at its Attleboro, Massachusetts ring manufacturing facility. Jostens began jewelry production at the Attleboro facility in 1962.

Effective early February 2008, the Attleboro, Massachusetts ring manufacturing facility is slated to close, eliminating approximately 177 full-time and seasonal positions. Attleboro jewelry production operations will transition to Jostens’ operations in Denton.

“I would like to thank our Attleboro employees for their many contributions,” said Mike Bailey, president and CEO, Jostens. “We are committed to supporting each employee during the transition and making the change seamless to our customers.”

The Denton, Texas location began operations in 1970 and has realized significant quality and productivity gains over the past years, which now enable it to adapt to and accommodate the volume that would have otherwise been produced in Attleboro. Jostens will assess the need to add jobs in the Denton location as part of its expansion plans.

About Jostens

Minneapolis-based Jostens is a provider of products, programs and services that help people inspire achievement and preserve memories. The company’s products include school yearbooks and memory books, OurHubbub™ brand MemoryBooks, scholastic products such as class rings and graduation products, and products for athletic champions and their fans. Jostens is a subsidiary of Visant Corporation, a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing market segments. For more information on Jostens, please see www.jostens.com. For more information on Visant, please see www.visant.net.

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